Exhibit 99.2
CONSOLIDATED FINANCIAL STATEMENTS
Rohm and Haas Company

ROHM AND HAAS COMPANY AND SUBSIDIARIES
Table of Contents

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations

For the three months ended March 31,	2009	2008

(in millions)
(unaudited)
Net sales	$1,772	$2,507
Cost of goods sold	1,382	1,847

Gross profit	390	660
Selling and administrative expense	274	292
Research and development expense	76	79
Interest expense	42	42
Amortization of intangibles	15	15
Restructuring and asset impairments	2	12
Share of affiliate earnings (loss), net	(1)	3
Other expense (income), net	38	(10)

(Loss) earnings before income taxes	(58)	233
Income tax (benefit) expense	(25)	56

(Loss) earnings	(33)	177
Less: Net (loss) income attributable to noncontrolling interest	(2)	5

Net (loss)earnings attributable to Rohm and Haas	$(31)	$172

See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Cash Flows

For the three months ended March 31,	2009	2008

(in millions)
(unaudited)

Cash Flows from Operating Activities
(Loss) earnings	$(33)	$177
Adjustments to reconcile net earnings to net cash provided by operating activities:
Loss (gain) on disposal of business and equity affiliates	2	(1)
Loss on sale of assets	—	1
Provision for allowance for doubtful accounts	14	2
Provision for LIFO reserve	(17)	12
Expense (benefit) from deferred taxes	2	(38)
Asset impairments	2	5
Depreciation	122	107
Amortization of finite-lived intangibles	15	15
Share-based compensation	8	15
Changes in assets and liabilities
Accounts receivable	178	(51)
Inventories	212	(57)
Prepaid expenses and other current assets	(12)	(16)
Accounts payable and accrued liabilities	(241)	(78)
Federal, foreign and other income taxes payable	(107)	41
Other, net	34	16

Net cash provided by operating activities	179	150

Cash Flows from Investing Activities
Acquisitions of businesses affiliates and intangibles, net of cash received	(1)	(1)
Proceeds from disposal of businesses and equity affiliates, net	—	5
decrease in restricted cash	(1)	—
Proceeds from the sale of land, buildings and equipment	2	1
Capital expenditures for land, buildings and equipment	(99)	(122)
Proceeds (payments) to settle derivative contracts	4	(23)

Net cash used in investing activities	(95)	(140)

Cash Flows from Financing Activities
Purchase of common stock	(7)	(11)
Tax benefit on stock options	3	7
Proceeds from exercise of stock options	9	3
Net change in short-term borrowings	(13)	107
Payment of dividends to noncontrolling interests	(6)	(4)
Payment of dividends	(80)	(73)

Net cash (used in) provided by financing activities	(94)	29

Net (decrease) increase in cash and cash equivalents	(10)	39
Effect of exchange rate changes on cash and cash equivalents	(14)	14
Cash and cash equivalents at the beginning of the period	335	265

Cash and cash equivalents at the end of the period	$311	$318

See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008

(in millions, except share data)
(unaudited)
Assets
Cash and cash equivalents	$311	$335
Restricted cash	1	—
Receivables, net	1,300	1,538
Inventories	871	1,099
Prepaid expenses and other current assets	459	386

Total current assets	2,942	3,358

Land, buildings and equipment, net of accumulated depreciation	2,737	2,853
Investments in and advances to affiliates	146	176
Goodwill, net of accumulated amortization	1,639	1,666
Other intangible assets, net of accumulated amortization	1,386	1,418
Other assets	428	438

Total Assets	$9,278	$9,909

Liabilities and Stockholders’ Equity
Liabilities:
Short-term obligations	$142	$177
Trade and other payables	532	633
Accrued liabilities	668	859

Total current liabilities	1,342	1,669

Long-term debt	3,145	3,210
Employee benefits	1,147	1,138
Deferred income taxes	379	413
Other liabilities	273	290

Total Liabilities	6,286	6,720

Commitments and contingencies

Rohm and Haas Stockholders’ Equity:
Preferred stock; par value — $1.00; authorized — 25,000,000 shares; issued — no shares	—	—
Common stock; par value — $2.50; authorized — 400,000,000 shares; issued — 242,078,349 shares	605	605
Additional paid-in capital	2,296	2,307
Retained earnings	2,632	2,742

	5,533	5,654

Treasury stock at cost (2009 — 46,644,961, shares; 2008 — 46,844,623 shares)	(1,915)	(1,921)
ESOP shares (2009 — 7,066,079 shares; 2008 — 7,311,1257 shares)	(68)	(70)
Accumulated other comprehensive loss	(752)	(684)

Total Rohm and Haas Stockholders’ Equity	2,798	2,979

Noncontrolling interest	194	210

Total Equity	2,992	3,189

Total Liabilities and Equity	$9,278	$9,909

See Notes to Consolidated Financial Statements

Rohm and Haas Company and Subsidiaries
Consolidated Statement of Equity
(unaudited)
For the three months ended March 31, 2009

	Number of				Number of
	Shares of				Shares of			Accumulated
	Common		Additional		Treasury			Other			Total
	Stock	Common	Paid-in	Retained	Stock	Treasury		Comprehensive	Noncontrolling	Total	Comprehensive
(in millions, except share amounts in thousands)	Outstanding	Stock	Capital	Earnings	Outstanding	Stock	ESOP	Income (Loss)	Interest	Equity	Income

Balance December 31, 2008	195,234	$605	$2,307	$2,742	46,845	$(1,921)	$(70)	$(684)	$210	$3,189

Net earnings (loss)				(31)					(2)	(33)	$(33)
Cumulative translation adjustment, net of taxes of $(8)								(67)	(8)	(75)	(75)
Reclassification of derivatives to earnings, net of taxes of $2								(3)	—	(3)	(3)
Changes in fair value of derivatives, net of taxes of $0								—	—	—	—
Net gain (loss) on marketable securities, net of taxes of $0								—	—	—	—
Amortization of prior service credit, net of taxes of $0								(1)	—	(1)	(1)
Amortization of net actuarial loss for pension and postretirement plans, net of taxes of $2								3	—	3	3

Total comprehensive income											$(109)

Dividends paid to noncontrolling interest on subsidiary common stock									(6)	(6)
Repurchase of common stock	—				—	(7)				(7)
Common stock issued:
Stock-based compensation	200		(11)		(200)	13				2
ESOP							2			2
Tax benefit on ESOP				1						1
Common dividends ($0.41 per share)				(80)						(80)

Balance March 31, 2009	195,434	$605	$2,296	$2,632	46,645	$(1,915)	$(68)	$(752)	$194	$2,992

For the three months ended March 31, 2008

	Number of				Number of
	Shares of				Shares of			Accumulated
	Common		Additional		Treasury			Other			Total
	Stock	Common	Paid-in	Retained	Stock	Treasury		Comprehensive	Noncontrolling	Total	Comprehensive
(in millions, except share amounts in thousands)	Outstanding	Stock	Capital	Earnings	Outstanding	Stock	ESOP	Income (Loss)	Interest	Equity	Income

Balance December 31, 2007	195,852	$605	$2,147	$2,569	46,227	$(1,918)	$(75)	$(182)	$215	$3,361

Net earnings (loss)				172					5	177	$177
Cumulative translation adjustment, net of taxes of $14								32	(2)	30	30
Reclassification of derivatives to earnings, net of taxes of $0								—	—	—	—
Changes in fair value of derivatives, net of taxes of $0										—	—
Amortization of net actuarial loss for pension plans, net of taxes of $1								(2)	—	(2)	(2)

Total comprehensive income											$205

Dividends paid to noncontrolling interest on subsidiary common stock									(4)	(4)
Repurchase of common stock	(207)				207	(11)				(11)
Common stock issued:
Stock-based compensation	202		11		(202)	8				19
ESOP										—
Tax benefit on ESOP				1						1
Common dividends ($0.37 per share)				(73)						(73)

Balance March 31, 2008	195,847	$605	$2,158	$2,669	46,232	$(1,921)	$(75)	$(152)	$214	$3,498

See Notes to Consolidated Financial Statements

Rohm and Haas
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1: Basis of Presentation
The accompanying unaudited Consolidated Financial Statements of Rohm and Haas Company and its subsidiaries (the “Company”) have been prepared on a basis consistent with accounting principles generally accepted in the United States of America and Regulation S-X of the Securities Exchange Commission. In the opinion of management, the financial statements reflect all adjustments, which are of a normal and recurring nature, which are necessary to present fairly the financial position, results of operations, and cash flows for the interim periods.
These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2008, included as Exhibit 99.1 to the current report on Form 8-K/A filed with the SEC by Dow on May 5, 2009. The interim results are not necessarily indicative of results for a full year.
Rohm and Haas Company and its subsidiaries (“Rohm and Haas”) entered into an Agreement and Plan of Merger with The Dow Chemical Company (Dow) and its subsidiary Ramses Acquisition Corp. on July 10, 2008. On April 1, 2009, Rohm and Haas became a wholly-owned subsidiary of Dow.
Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year presentation.
Noncontrolling Interests
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which amends ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require that 1) noncontrolling interests held by non-parent parties be clearly identified and presented in the consolidated statement of financial position within equity, separate from the parent’s equity and 2) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly presented on the face of the Consolidated Statement of Income. SFAS No. 160 also requires consistent reporting of any changes to the parent’s ownership while retaining a controlling financial interest, as well as specific guidelines over how to treat the deconsolidation of controlling interests and any applicable gains or losses. This statement is effective for financial statements issued in 2009. We adopted this SFAS on January 1, 2009 and the appropriate disclosures and reclassifications have been made to our Consolidated Financial Statements.
Variable Interest Entities
We are the primary beneficiary of a joint venture deemed to be a variable interest entity. Each joint venture partner holds several equivalent variable interests, with the exception of a royalty agreement held exclusively between the joint venture and our Company. In addition, the entire output of the joint venture is sold to our Company for resale to third party customers. As the primary beneficiary, we have consolidated the joint venture’s assets, liabilities and results of operations in our Consolidated Financial Statements. Creditors and other beneficial holders of the joint venture have no recourse to the general credit of our Company.

As of March 31, 2009 and December 31, 2008, the carrying amount of the joint venture’s assets and liabilities before intercompany eliminations, were as follows:

	March 31,	December 31,
(in millions)	2009	2008

Cash and cash equivalents	$23	$27
Receivables, net	29	56
Inventory	10	13
Land, buildings and equipment, net of accumulated depreciation	79	86
Investments in and advances to affiliates	11	23
Other	17	7

Total assets	$169	$212

Short-term obligations	$6	$10
Trade and other payables	16	19
Accrued liabilities	7	9
Income taxes payable	3	9
Other	5	8

Total liabilities	$37	$55

We also hold a variable interest in another joint venture, accounted for under the equity method of accounting. The variable interest relates to a cost-plus arrangement between the joint venture and each joint venture partner. We have determined that we are not the primary beneficiary and therefore have not consolidated the entity’s assets, liabilities and results of operations in our Consolidated Financial Statements. The entity provides manufacturing services to us and the other joint venture partner, and has been in existence since 1999. As of March 31, 2009, our investment in the joint venture totals approximately $39 million, representing our maximum exposure to loss.
NOTE 2: New Accounting Pronouncements
Interim Disclosures about Fair Value of Financial Instruments
In April 2009, the Financial Accounting Standards Board (“FASB”) issued Financial Statement of Position (“FSP”) No. FAS 107-1 and APB 28-1 “Interim Disclosure about Fair Value of Financial Instruments” which requires an entity to provide additional interim disclosures about financial instruments. These disclosures include the method(s) and significant assumptions used to estimate fair value of financial instruments. This statement will be effective for interim and annual periods ending after June 15, 2009. We believe the impact to our Consolidated Financial Statements will be limited to additional disclosure.
Employers’ Disclosures about Postretirement Benefit Plan Assets
In December 2008, the FASB issued FSP No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” which requires additional disclosures such as significant risks within plan assets, investment allocation decisions, fair values by major category of plan assets and valuation techniques. This statement is effective for fiscal years and interim periods beginning after December 15, 2009. We believe the impact to our Consolidated Financial Statements will be limited to additional disclosure.
Accounting for Defensive Intangible Assets
In November 2008, the FASB issued Emerging Issues Task Force (“EITF”) 08-7, “Accounting for Defensive Intangible Assets,” which addresses the accounting treatment for a defensive asset acquired in a business combination. The FASB believes that while the acquiring entity does not intend to actively use the asset it is likely contributing to an increase in the value of other assets owned by the acquiring entity. EITF 08-7 is effective for intangible assets acquired in fiscal years beginning after December 15, 2008 in order to coincide with the effective date of Statement 141(R), see discussion below, and shall be applied prospectively. Early application is not permitted. We adopted EITF 08-7 on January 1, 2009 and will apply this guidance to any intangible assets acquired subsequent to December 31, 2008.

Determination of the Useful Life of Intangible Assets
In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141 (revised 2007), “Business Combinations,” and other U.S. generally accepted accounting principles (“GAAP”). This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008. We adopted this FSP on January 1, 2009 and will apply this guidance to any intangible assets acquired subsequent to December 31, 2008.
Accounting for Collaborative Arrangements
In December 2007, the EITF met and ratified EITF No. 07-01, “Accounting for Collaborative Arrangements,” in order to define collaborative arrangements and to establish reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. This EITF is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. This EITF is to be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. We adopted this EITF on January 1, 2009 and it did not have a material impact on our Consolidated Financial Statements.
Business Combinations
In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” which replaces SFAS 141. SFAS 141R establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. We adopted this SFAS on January 1, 2009 and will apply this guidance to any acquisitions that close subsequent to December 31, 2008.
NOTE 3: Other Expense (Income), net
We recorded other expense, net of $38 million for the three months ended March 31, 2009 and other income, net of $10 million for the three months ended March 31, 2008. The major categories of our other expense (income), net are summarized in the following table:

	For the three months ended
	March 31,

(in millions)	2009	2008

Royalty income	$(1)	$(1)
Foreign exchange losses (gains) and related hedging	3	(5)
Interest and investment income	7	—
Sales of real estate	—	(1)
Tolling	(2)	(2)
Dow acquisition related expenses	33	—
Non-designated commodity hedges	—	1
Other, net	(2)	(2)

Total	$38	$(10)

NOTE 4: Fair Value Measurements
In the first quarter of 2008, we adopted SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”) for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

• Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

• Level 2:	Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

• Level 3:	Unobservable inputs that reflect our own assumptions.
The following describes the valuation methodologies used to measure fair value and key inputs:
•	Cash equivalents: We classify highly liquid investments with a maturity date of 90 days or less at the date of purchase including U.S. Treasury bills, federal agency securities and commercial paper as cash equivalents. We use quoted prices where available to determine fair value for U.S. Treasury notes, and industry standard valuation models using market based inputs when quoted prices are unavailable such as for corporate obligations.

•	Long-term investments: These investments are quoted at market prices from various stock and bond exchanges.

•	Derivative instruments and long-term debt: As part of our risk management strategy, we enter into derivative transactions to mitigate exposures. Our derivative instruments include interest rate swaps on long-term debt, currency swaps and currency forwards and options. Commodity derivative instruments are used to reduce portions of our commodity price risks, especially energy. The fair values for our derivatives and related long-term debt are based on quoted market prices from various banking institutions or an independent third party provider for similar instruments.
Our population of financial assets and liabilities subject to fair value disclosures are as follows:

	Fair Value As	Fair Value Measurements at March 31, 2009
	of	using Fair Value Hierarchy
(in millions)	March 31, 2009	Level 1	Level 2	Level 3

Assets
Cash and cash equivalents	$311	$311	$—	$—
Restricted cash	1	1	—	—
Foreign exchange derivatives	40	—	40	—
Long-term investments	255	255	—	—

Total assets at fair value	$607	$567	$40	$—

Liabilities
Foreign exchange derivatives	$22	$—	$22	$—
Commodity derivatives	12	—	12	—

Total liabilities at fair value	$34	$—	$34	$—

Counter-party Risk
We manage counter-party risk by entering into derivative contracts only with major financial institutions of investment grade credit rating and by limiting the amount of exposure to each financial institution. On a selective basis we structure our derivative contracts to allow settlement at market if the counter-party is downgraded below investment grade. As of March 31, 2009, our largest exposure on derivative contracts with any one financial institution was $8 million, and our total exposure was $21 million. Based on our credit evaluation of each institution comprising these exposures, we have determined the carrying values as of March 31, 2009 are likely to be realizable within a tight range at settlement and, therefore, have not provided any reserves for non-collectibility.
NOTE 5: Financial Instruments
We denominate our business transactions in a variety of foreign currencies, finance our operations through long- and short-term borrowings, and purchase raw materials at market prices. Accordingly, changing market prices for foreign currencies and commodities and changing interest rates materially impact our earnings, cash flows and the fair values of our assets and liabilities. Our operating and financing plans include actions to reduce, but not eliminate, the uncertainty associated with these changes including the use of derivative instruments. See Note 1 to our Consolidated Financial Statements filed on this form 8-K/A with the SEC on May 5, 2009 for the year ended December 31, 2008.
Currency Hedges
We enter into foreign exchange option and forward contracts in order to reduce the risk associated with variability in our operating results from foreign-currency-denominated earnings, cash flows, assets and liabilities. We direct these hedging efforts toward three distinct currency hedging objectives:
(1)	To preserve the U.S. dollar values of anticipated non-U.S. dollar cash flows and earnings, primarily with respect to transactions forecast to occur within a one-year period;

(2)	To prevent changes in the values of assets and liabilities denominated in currencies other than the legal entity’s functional currency which may create undue earnings volatility (we refer to this hedging activity as “asset and liability hedging”); and

(3)	To hedge the dollar values of our net investments in operations outside the U.S.
During the first quarter of 2009, non-dollar currencies in which we transacted business were weaker, on average, compared with the prior-year period. The derivatives in these currencies generated a $12 million after-tax gain which offset losses on underlying positions during the first quarter of 2009. Through the first half of the quarter, the dollar continued to strengthen against most currencies, retreating slightly as the quarter ended. This resurgence of the dollar was recorded as an $80 million cumulative translation adjustment loss during the first quarter of 2009, net of gains from net investment hedges.
Hedges entered to preserve the U.S. dollar values of anticipated non-U.S. dollar cash flows and earnings
We generally purchase options which give us the right, but not the obligation, to sell the underlying currencies when the cash flows denominated in those currencies are forecast to occur. In this way, the premiums paid for the options represent the maximum cost of the hedge. If, when the forecasted transactions occur, the underlying currencies have strengthened, the options become worthless and are expensed. In this case, the dollar values of the underlying forecast non-dollar cash flows and earnings are higher than anticipated. If the underlying currencies have weakened, the options are exercised and the underlying currencies are sold at the stronger historical rate, thus preserving the dollar values of the forecast non-dollar cash flows.
These contracts are designated as foreign currency cash flow hedges covering portions of our twelve month forecasted non-dollar cash flows and mature when the underlying cash flows being hedged are forecast to occur. Because the options are considered highly effective hedges, the cash value less cost will be reflected in earnings when the contracts mature. These contracts are marked-to-market at each balance sheet date with changes in fair value prior to maturity recorded in accumulated other comprehensive income (loss). For each of the periods ended March 31, 2009 and 2008, a $6 million after-tax gain and a $1 million after-tax loss, respectively, was recorded in accumulated other comprehensive income (loss). For the periods ended March 31, 2009 and 2008, an after-tax gain of $4 million and an immaterial amount, respectively, were recorded in earnings related to foreign currency cash flow hedges that matured during the respective periods. Changing market conditions will impact the actual amounts recorded to earnings during the following twelve-month periods. Both the effective and ineffective portions of foreign currency cash flow hedges recorded in the Consolidated Statements of Operations are classified in other income, net.
Asset and liability hedging
We contract with counter-parties to buy and sell foreign currencies to offset the impact of exchange rate changes on recognized assets and liabilities denominated in non-functional currencies, including inter-company loans. These contracts generally require exchange of one foreign currency for another at a fixed rate at a future date. These contracts have maturities generally less than twelve months. All contracts are marked-to-market at each balance sheet date with changes in fair value recorded in other income, net. For the periods ended March 31, 2009 and 2008, after-tax gains of $8 million, and after-tax losses of $18 million, respectively, were recorded in earnings for these contracts. The impacts of these contracts were largely offset by gains and losses, respectively, resulting from the impact of changes in exchange rates on recognized assets and liabilities denominated in non-functional currencies.
Net investment hedging
We utilize foreign exchange forward and currency collar contracts together with non-dollar borrowings to hedge the dollar values of our net investments in foreign operating units in Europe, Japan and Canada. These derivative instruments and non-dollar borrowings are designated as hedges of net investments. Accordingly, the effective portions of foreign exchange gains or losses on these hedges are recorded as part of the cumulative translation adjustment, which is part of accumulated other comprehensive income (loss). As of March 31, 2009, $193 million in after-tax losses were recorded in cumulative translation adjustment, representing the effective portions of foreign exchange losses on these hedges and non-dollar borrowings. Of this amount, $64 million in after-tax losses at March 31, 2009 was related to long-term Euro and Japanese Yen borrowings and the remainder was related to exchange forward and currency collar contracts. As of December 31, 2008, $223 million in after-tax losses were recorded in cumulative translation adjustment, representing the effective portions of foreign exchange losses on these hedges. Of this amount, $93 million in after-tax losses at December 31, 2008 was related to long-term Euro and Japanese Yen borrowings and the remainder was related to exchange forward and currency collar contracts.
The total notional value of derivatives and outstanding balance of non-dollar borrowings designated as hedges of net investments outstanding at March 31, 2009 and December 31, 2008 was $637 million and $681 million, respectively.
Included in other comprehensive income (loss) as cumulative translation adjustment at March 31, 2009 was a loss of $152 million and a loss of $77 million for the year ended December 31, 2008, all net of related gains and losses.

	Cumulative Change	Foreign Currency	Cumulative
(in millions)	of Value of Hedges	Translation Impact on Net	Translation
Gains/(Losses)	of Net Investment	Investment	Adjustment

Balance as of December 31, 2008	$(223)	146	(77)
Changes in fair value	30	(105)	(75)

Balance as of March 31, 2009	$(193)	41	(152)

The amounts that were considered ineffective on these net investment hedges were recorded in interest expense. Interest expense was decreased by an immaterial amount for March 31, 2009 and 2008, respectively.
Commodity Hedges
We use commodity swap, option and collar contracts to reduce the effects of changing raw material prices. Some of these contracts were designated and accounted for as cash flow hedges. The notional value of these commodity derivatives outstanding at March 31, 2009 and December 31, 2008, was $25 million and $14 million, respectively. The remaining outstanding contracts at March 31, 2009 and December 31, 2008, with a notional value of $42 million and $66 million, respectively, were not designated to receive hedge accounting treatment.
Included in accumulated other comprehensive income (loss) at March 31, 2009 and 2008 are a $5 million after-tax loss and an immaterial amount, respectively, which represents the accumulated market value changes in those outstanding commodity swap, option and collar contracts designated as hedges. To the extent these contracts are considered effective as hedges, changes in market value will be recorded in accumulated other comprehensive income (loss) and upon maturity will be recorded in earnings consistent with our purchases of the underlying commodities during the following period up to twenty-four months. For the three months ended March 31, 2009 and 2008, $1 million loss and an immaterial amount, respectively, were recorded as components of costs of goods sold with the related tax effect recorded in tax expense with respect to the commodity swap, option and collar contracts maturing during the same periods. The ineffective portions of these contracts were immaterial to earnings for the three months ended March 31, 2009 and 2008, respectively, and were recorded in other income, net.
Included in other income (expense) at March 31, 2009 is an immaterial amount which represents the accumulated market value changes in commodity swap, option and collar contracts not designated as hedges.
The following tables set forth the fair value of derivative instruments outstanding on the Consolidated Balance Sheets as of March 31, 2009 and December 31, 2008.

(in millions)
Derivatives-designated as	March 31, 2009		December 31, 2008
hedging instruments under	Balance Sheet	Fair	Balance Sheet	Fair
Statement 133	Location	Value	Location	Value
Foreign Exchange Contracts	Prepaid expenses and other current assets	$18	Prepaid expenses and other current assets	$16
Commodity Contracts	Prepaid expenses and other current assets	—	Prepaid expenses and other current assets	—

Total derivative assets		$18		$16

Foreign Exchange Contracts	Accrued liabilities	$—	Accrued liabilities	$—
Commodity Contracts	Accrued liabilities	7	Accrued liabilities	2

Total derivative liabilities		$7		$2

Net derivative assets/(liabilities)		$11		$14

(in millions)
Derivatives-not designated as	March 31, 2009		December 31, 2008
hedging instruments under	Balance Sheet	Fair	Balance Sheet	Fair
Statement 133	Location	Value	Location	Value
Foreign Exchange Contracts	Prepaid expenses and other current assets	$22	Prepaid expenses and other current assets	$31
Commodity Contracts	Prepaid expenses and other current assets	—	Prepaid expenses and other current assets	—

Total derivative assets		$22		$31

Foreign Exchange Contracts	Accrued liabilities	$22	Accrued liabilities	$14
Commodity Contracts	Accrued liabilities	5	Accrued liabilities	9

Total derivative liabilities		$27		$23

Net derivative assets/(liabilities)		$(5)		$8

The following tables set forth the impact of derivative instruments and related hedged items on the Consolidated Statements of Operations for the three months ended March 31, 2009 and 2008.

	March 31,
(in millions)	Amount of Gain (Loss)
Derivatives-in Statement 133	Recognized in OCI on
Cash Flow	Derivative (Effective Portion)
Hedging Relationships	2009	2008

Foreign Exchange Contracts	$6	$(1)
Commodity Contracts	(5)	—

Total	$1	$(1)

		March 31,
		Amount of Gain (Loss)
	Location of Gain	Reclassified from
(in millions)	(Loss) Reclassified	Accumulated OCI into
Derivatives-in Statement 133	from Accumulated	Income (Effective
Cash Flow	OCI into Income	Portion)
Hedging Relationships	(Effective Portion)	2009	2008
Foreign Exchange Contracts	Other expense (income), net	$6	$—
Commodity Contracts	Cost of goods sold	1	—

	Total	$7	$—

March 31,
Amount of Gain (Loss)
	Location of Gain	Recognized in Income on
	(Loss) Recognized in Income on	Derivative (Ineffective
(in millions) Derivatives-in Statement 133	Derivative (Ineffective Portion and Amount	Portion and Amount Excluded from
Cash Flow	Excluded from	Effectiveness Testing)
Hedging Relationships	Effectiveness Testing)	2009	2008
Foreign Exchange Contracts	Other expense (income), net	$—	$—
Commodity Contracts	Other expense (income), net	—	—

	Total	$—	$—

	March 31,
	Amount of Gain (Loss)
(in millions)	Recognized in OCI on
Derivatives-in Statement 133	Derivative (Effective Portion)
Net Hedging Relationships	2009	2008
Foreign Exchange Contracts	$(129)	$(129)

March 31,
Amount of Gain (Loss)
	Location of Gain	Reclassified from
	(Loss) Reclassified	Accumulated OCI into
(in millions)	from Accumulated	Income (Effective
Derivatives-in Statement 133	OCI into Income	Portion)
Net Hedging Relationships	(Effective Portion)	2009	2008
Foreign Exchange Contracts	(None)	$—	$—

March 31,
Amount of Gain (Loss)
Location of Gain	Recognized in Income on
(Loss) Recognized in Income on	Derivative (Ineffective
(in millions)	Derivative (Ineffective Portion and Amount	Portion and Amount Excluded from
Derivatives-in Statement 133	Excluded from	Effectiveness Testing)
Net Hedging Relationships	Effectiveness Testing)	2009	2008
Foreign Exchange Contracts	Interest expense	$—	$—

		March 31,
(in millions)		Amount of Gain (Loss)
Derivatives Not	Location of Gain	Recognized
Designated as Hedging	(Loss) Recognized	in Income on
Instruments under	in Income on	Derivative
Statement 133	Derivative	2009	2008
Foreign Exchange Contracts	Other expense (income), net	$10	$—
Commodity Contracts	Other expense (income), net	—	(1)

	Total	$10	$(1)

NOTE 6: Segment Information
We operate seven reportable segments: Electronic Technologies, Display Technologies, Paint and Coatings Materials, Packaging and Building Materials, Primary Materials, Performance Materials Group, and Salt. Electronic Technologies and Display Technologies are managed under one executive as the Electronic Materials Group. Similarly, Paint and Coatings Materials, Packaging and Building Materials and Primary Materials are managed under one executive as the Specialty Materials Group. The reportable operating segments and the types of products from which their revenues are derived are discussed below.
•	Electronic Technologies

This group of businesses provides cutting-edge technology for use in telecommunications, consumer electronics and household appliances. It is comprised of three aggregated businesses: Semiconductor Technologies, Circuit Board Technologies, and Packaging and Finishing Technologies. The Semiconductor Technologies business develops and supplies integrated products and technologies on a global basis enabling our customers to drive leading-edge semiconductor design to boost performance of semiconductor devices powered by smaller and faster chips. This business also develops and delivers materials used for chemical mechanical planarization, the process used to create the flawless surfaces required to allow manufacturers to make faster and more powerful integrated circuits and electronic substrates. The Circuit Board Technologies business develops and delivers the technology, materials and fabrication services for increasingly powerful, high-density circuit boards in computers, cell phones, automobiles and many other electronic devices. The Packaging and Finishing Technologies business develops and delivers innovative materials and processes that boost the performance of a diverse range of electronic, optoelectronic and industrial packaging and finishing applications.

•	Display Technologies

This business develops, manufactures and markets materials used in the production of electronic displays. This business includes our joint venture with SKC Co. Ltd. of South Korea, SKC Haas Display Films (“SKC Haas”), which develops, manufactures, and markets advanced specialty films and materials used in LCD and plasma displays. These include light diffuser films, micro lens films, optical protection films, release protection films, reflectors, technology for touch panels, Plasma Display Panel filters, and process chemicals used to manufacture LCD color filters. This business also includes the leading-edge light management film technology acquired from Eastman Kodak in 2007, as well as process chemicals used in LCD production originally developed by Rohm and Haas. On April 4, 2008, we acquired Gracel Display, Inc., a leading developer and manufacturer of Organic Light Emitting Diode materials. In July 2008, we acquired the operations of SKC Euro Display.

•	Paint and Coatings Materials

This business produces acrylic emulsions and additives that are used primarily to make decorative and industrial coatings. Its products are critical components used in the manufacture of architectural paints used by do-it-yourself consumers and professional contractors. Paint and Coatings Materials products are also used in the production of industrial coatings (for use on wood and metal, and in traffic paint); in construction applications (for use in roofing materials, insulation, and cement modification); and floor care products. On April 1, 2008, we acquired FINNDISP, a former division of OY Forcit, AB, a Finnish paint emulsions operation.

•	Packaging and Building Materials

This business offers a broad range of polymers, additives, and formulated value-added products (which utilize a broad range of chemistries and technologies, including our world-class acrylic technology). Its products are used in a wide range of markets, including: packaging and paper, building and construction, durables and transportation, and other industrial markets. Product lines include: additives for the manufacture of plastic and vinyl products, packaging, pressure sensitive, construction, and transportation adhesives, as well as polymers and additives used in textile, graphic arts, nonwoven, paper and leather applications.

•	Primary Materials

This business produces methyl methacrylate, acrylic acid and associated esters as well as specialty monomer products which are building blocks used in our downstream polymer businesses and which are also sold externally. Internal consumption of Primary Materials products is principally in the Paint and Coatings Materials and Packaging and Building Materials businesses. Primary Materials also provides polyacrylic acid dispersants, opacifiers and rheology modifiers/thickeners to the global household and industrial markets.

•	Performance Materials Group

This business group includes our other businesses that facilitate the use of technologies to meet growing societal needs in the areas of water, food, personal care and energy. It is comprised of the operating results of Process Chemicals and Biocides and Powder Coatings. Also included in the results of our Performance Materials Group are several small businesses, including AgroFresh and Advanced Materials, that are building positions based on technology areas outside of the core of the company’s operations. Its products include: ion exchange resins, sodium borohydride, biocides, polymers and additives used in personal care applications and other niche technologies.

•	Salt

The Salt business houses the Morton Salt name, including the well-known image of the Morton Salt Umbrella Girl and the familiar slogan, “when it rains it pours.” This business also encompasses the leading table salt brand in Canada, Windsor Salt. Salt’s product offerings extend well beyond the consumer market to include salts used for food processing, agriculture, water conditioning, highway ice-control and industrial processing applications. On July 31, 2008 we acquired the Season-All® brand from McCormick & Company. See Note 14 for additional information related to the divestiture of our Salt segment which was announced on April 1, 2009.

The table below presents net sales by reportable segment. Segment eliminations are presented for intercompany sales between reportable segments.
Net Sales by Business Segment and Region

	Three Months Ended
(in millions)	March 31,
	2009	2008

Business Segment
Electronic Technologies	$225	$442
Display Technologies	53	83

Electronic Materials Group	$278	$525
Paint and Coatings Materials	396	509
Packaging and Building Materials	312	472
Primary Materials	333	581
Elimination of Intersegment Sales	(155)	(301)

Specialty Materials Group	$886	$1,261
Performance Materials Group	216	310
Salt	392	411

Total net sales	$1,772	$2,507

Customer Location
North America	$923	$1,198
Europe, Middle East and Africa	383	616
Asia-Pacific	377	585
Latin America	89	108

Total net sales	$1,772	$2,507

Pre-Tax (Loss) Earnings by Business Segment

	Three Months Ended
(in millions)	March 31,
	2009	2008

Business Segment
Electronic Technologies	$(32)	$101
Display Technologies	(12)	(11)

Electronic Materials Group	$(44)	$90
Paint and Coatings Materials	45	63
Packaging and Building Materials	—	39
Primary Materials	(30)	34

Specialty Materials Group	$15	$136
Performance Materials Group	(5)	40
Salt	106	67
Corporate (1)	(130)	(100)

Total pre-tax (loss) earnings	$(58)	$233

(1)	Corporate includes certain corporate governance costs, interest income and expense, environmental remediation expense, Dow acquisition costs, insurance recoveries, exploratory research and development expense, currency gains and losses related to balance sheet non-functional currency exposures, any unallocated portion of shared services and other infrequently occurring items.
NOTE 7: Restructuring and Asset Impairments
Severance and employee benefit costs associated with restructuring initiatives are primarily accounted for in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” Asset impairment charges are accounted for in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” The following net restructuring charges were recorded for the three months ended March 31, 2009 and 2008, respectively, as detailed below:

Restructuring and Asset Impairments

	Three Months Ended
	March 31,
(in millions)	2009	2008
Severance and employee benefits (net)	$—	$7
Asset impairments	2	5

Amount charged to earnings	$2	$12

Restructuring by Business Segment

	Severance and Employee
	Benefits			Headcount
(in millions, except headcount)	2008		2007	2008	2007

Initial Charge

Electronic Technologies		$20	$3	430	51
Display Technologies		6	—	95	—

Electronic Materials Group		$26	$3	525	51

Paint and Coatings Materials		53	2	575	15
Packaging and Building Materials		28	1	298	14
Primary Materials		2	—	9	—

Specialty Materials Group		$83	$3	882	29

Performance Materials Group		29	7	338	82
Salt		—	—	—	9
Corporate		15	2	165	30

Total initial charge		$153	$15	1,910	201

Less: Activity
Activity during 2007			$(4)		(72)
Changes in estimate			—		(9)

December 31, 2007 ending balance	$		$11		120

Activity during 2008		(14)	(7)	(344)	(61)

Changes in estimate		2	—	3	(9)
Currency effects		2	(1)

December 31, 2008 ending balance		$143	$3	1,569	50

Activity during 2009		(15)	—	(311)	(7)

Changes in estimate		1	(1)	(3)	(1)
Currency effects		(7)	—

Balance at March 31, 2009		$122	$2	1,255	42

Restructuring reserves as of March 31, 2009 total $124 million and are included in accrued liabilities in the Consolidated Balance Sheet. The restructuring reserve balance presented is considered adequate to cover committed restructuring actions. Cash payments related to severance and employee benefits are expected to be paid over the next 15 months.

Restructuring Initiatives
2009 Initiatives
For the three months ended March 31, 2009, there were no new restructuring charges recorded.
2008 Initiatives
For the three months ended March 31, 2008, we recorded approximately $7 million of expense for severance and associated employee benefits, primarily due to the termination of toll manufacturing support arrangements at two facilities related to a prior divestiture that affected approximately 60 positions.
Of the initial 1,910 positions identified under the 2008 restructuring initiative, 655 positions have been eliminated as of March 31, 2009.
2007 Initiatives
For the three months ended March 31, 2007, there were no new restructuring charges recorded.
Of the initial 201 positions identified under total 2007 restructuring initiatives, we reduced the total number of positions to be affected by 19 to 182 positions in total. As of March 31, 2009, 140 positions have been eliminated.
Asset Impairments
2009 Impairments
For the three months ended March 31, 2009, we recognized $2 million of fixed asset impairment primarily related to our previously divested Digital Imaging business.
2008 Impairments
For the three months ended March 31, 2008, we recognized $5 million of fixed asset impairment charges associated with the restructuring of two manufacturing facilities due to the termination of toll manufacturing support arrangements related to a prior divestiture.
2007 Impairments
For the three months ended March 31, 2007, there were no asset impairment charges recorded.
NOTE 8: Comprehensive Income
The components of comprehensive (loss) income are as follows:

	Three Months Ended
	March 31,
(in millions)	2009	2008

Net (loss) earnings	$(33)	$177
Other comprehensive income
Current period changes in fair value of derivative instruments qualifying as hedges, net of $0 and $0 of income taxes, respectively	—	—
Current period changes in fair value of marketable securities, net of $0 and $0 of income taxes, respectively	—	—
Reclassification to earnings of derivative instruments qualifying as hedges, net of $2 and $0 of income taxes, respectively	(3)	—
Cumulative translation adjustment, net of $(8) and $(14) of income taxes, respectively	(75)	30
Pension plan adjustments, net of $(1) and $1 of income taxes, respectively	2	(2)

Total comprehensive (loss) income	$(109)	$205

NOTE 9: Pensions and Other Postretirement Benefits
We sponsor and contribute to pension plans that provide defined benefits to U.S. and non-U.S. employees. Pension benefits earned are generally based on years of service and compensation during active employment. We provide health care and life insurance benefits (“Other Postretirement Benefits”) under numerous plans for substantially all of our domestic retired employees, for which we are self-insured. Most retirees are required to contribute toward the cost of such coverage. We also provide health care and life insurance benefits to some non-U.S. retirees, primarily in France and Canada.
The following disclosures include amounts for both the U.S. and significant foreign pension plans (primarily Canada, Germany, Japan, and the United Kingdom) and other postretirement benefits.
Estimated Components of Net Periodic Cost

	Pension Benefits		Other Postretirement Benefits
	Three Months Ended		Three Months Ended
	March 31,		March 31,
(in millions)	2009	2008	2009	2008

Service cost	$17	$20	$1	$1
Interest cost	37	38	6	6
Expected return on plan assets	(43)	(50)	—	—
Amortization of net prior service credit	(1)	(1)	—	—
Amortization of net loss	5	3	—	—
Settlement gain	—	(2)	—	—

Net periodic benefit cost	$15	$8	$7	$7

Employer Contributions
During the three months ended March 31, 2009, we contributed approximately $17 million to our qualified and non-qualified pension and postretirement benefit plans. We anticipate making full-year contributions of approximately $79 million this year, which consist of $27 million to our foreign qualified pension plans, $12 million to our non-qualified pension plans, and $40 million to our postretirement benefit plans.
We have a non-qualified trust, referred to as a “rabbi” trust, to fund benefit payments for both our non-qualified U.S. pension plan and our non-qualified U.S. savings plan. Rabbi trust assets are subject to creditor claims under certain conditions and are not the property of employees. Therefore, they are accounted for as corporate assets and are classified as other non-current assets. During April 2009, we contributed $16 million to the rabbi trust due to our merger with Dow, as required by the terms of our Rabbi Trust, due to a change in control.
Global qualified and non-qualified pension expense, and postretirement benefit expense for 2009 is expected to be approximately $88 million.
NOTE 10: Inventories
Inventories consist of the following:

(in millions)	March 31, 2009	December 31, 2008
Finished products	$437	$565
Work in process	244	325
Raw materials	138	157
Supplies	52	52

Total	$871	$1,099

NOTE 11: Goodwill and Other Intangible Assets
Goodwill
The changes in the carrying amount of goodwill for the three months ended March 31, 2009, by business segment, are as follows:

2009	Electronic	Display	Paint and Coatings	Packaging and	Primary	Performance
(in millions)	Technologies	Technologies	Materials	Building Materials	Materials	Materials Group	Salt	Total

Balance as of January 1, 2009	$374	$91	$85	$515	$29	$249	$323	$1,666

Goodwill related to acquisitions(1)	1	—	—	—	—	—	—	1

Currency effects and other(2)	—	(9)	(4)	(8)	—	(7)	—	(28)

Balance as of March 31, 2009	$375	$82	$81	$507	$29	$242	$323	$1,639

(1)	Goodwill related to acquisitions is due to the following: $1.0 million, Electronic Technologies-buyback of additional shares of CMPT.

(2)	Certain goodwill amounts are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate.
Intangibles
Intangible Assets
The following table provides information regarding changes to our finite-lived intangible assets, subject to amortization, and indefinite-lived intangible assets, which are not subject to amortization.
Gross Asset Value

	Finite-Lived				Indefinite-Lived
				Patents,
	Developed	Customer		Licenses &
(in millions)	Technology	Lists	Tradename	Other	Strategic	Tradename	Total

Balance as of January 1, 2009 (1)	$412	$901	$142	$174	$72	$339	$2,040

Currency effects (2)	(8)	(11)	(2)	(1)	(1)	(1)	(24)

Balance as of March 31, 2009	$404	$890	$140	$173	$71	$338	$2,016

Accumulated Amortization

	Finite-Lived				Indefinite-Lived
				Patents,
	Developed	Customer		Licenses &
(in millions)	Technology	Lists	Tradename	Other	Strategic	Tradename	Total

Balance as of January 1, 2009	$(227)	$(216)	$(41)	$(114)	$(4)	$(20)	$(622)

Additions	(6)	(6)	(2)	(1)	—	—	(15)
Currency(2)	4	3	—	—	—	—	7

Balance as of March 31, 2009	(229)	(219)	(43)	(115)	(4)	(20)	(630)

Net Book Value	$175	$671	$97	$58	$67	$318	$1,386

(1)	Certain prior year balances have been reclassified to conform with the current year presentation.

(2)	Certain intangible assets are denominated in foreign currencies and are translated using the appropriate U.S. dollar exchange rate.
Amortization expense for finite-lived intangible assets was $15 million for the three months ended March 31, 2009 and 2008, respectively. Amortization expense is estimated to be approximately $62 million for the full year 2009 and $61 million, $60 million, $56 million, and $54 million for 2010, 2011, 2012 and 2013, respectively.
Annual SFAS No. 142 Impairment Review
In accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” we are required to perform, at a reporting unit level, an annual impairment review of goodwill and indefinite-lived intangible assets, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of this review, we primarily utilize discounted cash flow analyses for estimating the fair value of the reporting units. We completed our annual recoverability review as of May 31, 2008 and 2007, and determined that goodwill and indefinite-lived intangible assets were fully recoverable as of these dates. In light of the current global recession we will continue to monitor cash flows and other factors that may trigger a future impairment. If economic conditions continue to deteriorate, it may result in a decline in our estimated future cash flows. A material decline in the estimated future cash flows of our reporting units or significant increases in the WACC rate could result in the fair value falling below the book value of its net assets. This could result in a material impairment charge.
SFAS No. 144 Impairment Review
Finite-lived intangible assets are amortized over their estimated useful lives and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

NOTE 12: Accrued Liabilities

	March 31,	December 31,
(in millions)	2009	2008

Salaries and wages	$87	$162
Interest	33	63
Sales incentive programs and other selling accruals	35	63
Taxes, other than income taxes	47	60
Employee benefits	87	85
Derivative instruments	34	25
Reserve for restructuring (see Note 7)	124	146
Deferred revenue on supply contracts	12	10
Insurance and legal contingencies	6	9
Capital Spending	10	10
Marketing and sales promotion	12	14
Reserve for environmental remediation	47	47
Other	134	165

Total	$668	$859

NOTE 13: Contingent Liabilities, Guarantees and Commitments
We entered into an Agreement and Plan of Merger with The Dow Chemical Company and its subsidiary Ramses Acquisition Corp. (Dow) on July 10, 2008. On January 26, 2009, we filed suit in the Delaware Court of Chancery against Dow seeking to enforce Dow’s obligation to close the merger. The suit was settled on March 9, 2009, pursuant to an order of the Chancery Court, which set a closing date not later than April 1, 2009. The acquisition was consummated on April 1, 2009. See Note 14 for further details.
Environmental Matters
We are a party in various government enforcement and private actions associated with former waste disposal sites, many of which are on the U.S. Environmental Protection Agency’s (“EPA”) National Priority List, where remediation costs have been or may be incurred under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state statutes. In some of these matters we may also be held responsible for alleged property damage. We have provided for future costs, on an undiscounted basis, at certain of these sites. We are also involved in corrective actions at some of our manufacturing facilities.
We consider a broad range of information when we determine the amount necessary for remediation accruals, including available facts about the waste site, existing and proposed remediation technology and the range of costs of applying those technologies, prior experience, government proposals for this or similar sites, the liability of other parties, the ability of other potentially responsible parties (“PRPs”) to pay costs apportioned to them and current laws and regulations. Accruals for estimated losses from environmental remediation obligations generally are recognized at the point during the remedial feasibility study when costs become probable and estimable. We do not accrue for legal costs expected to be incurred with a loss contingency. We assess the accruals quarterly and update these as additional technical and legal information becomes available. However, at certain sites, we are unable, due to a variety of factors, to assess and quantify the ultimate extent of our responsibility for study and remediation costs.

•    Remediation Reserves and Reasonably Possible Amounts
Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Balance Sheets. These reserves include liabilities expected to be paid out within 10 years. The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are presented below:

(in millions)	Balance

December 31, 2008	$160
Amounts charged to earnings	8
Amounts spent	(9)

March 31, 2009	$159

In addition to accrued environmental liabilities, there are costs which have not met the definition of probable, and accordingly, are not recorded in the Consolidated Balance Sheets. Estimates for liabilities to be incurred between 11 to 30 years in the future are considered only reasonably possible because the chance of a future event occurring is more than remote but less than probable. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. We have identified reasonably possible loss contingencies related to environmental matters of approximately $136 million and $138 million at March 31, 2009 and December 31, 2008, respectively.
Further, we have identified other sites where future environmental remediation may be required, but these loss contingencies cannot be reasonably estimated at this time. These matters involve significant unresolved issues, including the number of parties found liable at each site and their ability to pay, the interpretation of applicable laws and regulations, the outcome of negotiations with regulatory authorities and alternative methods of remediation.
Except as noted below, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our consolidated financial position, but could have a material adverse effect on consolidated results of operations or cash flows in any given period.
Our significant sites are described in more detail below.
•    Wood-Ridge/Berry’s Creek
The Wood-Ridge, New Jersey site (“Site”), and Berry’s Creek, which runs past this Site, are areas of environmental significance to the Company. The Site is the location of a former mercury processing plant acquired many years ago by a company later acquired by Morton International, Inc. (“Morton”). Morton and Velsicol Chemical Corporation (“Velsicol”) have been held jointly and severally liable for the cost of remediation of the Site. The New Jersey Department of Environmental Protection (“NJDEP”) issued the Record of Decision documenting the clean-up requirements for the manufacturing site in October 2006. The Company entered into an agreement to perform the work in October 2008. The trust created by Velsicol will bear a portion of the cost of remediation, consistent with the bankruptcy trust agreement that established the trust. In addition, an unsuccessful two day mediation session was conducted in July 2008 with approximately one dozen non-settling parties, including companies whose materials were processed at the manufacturing site, to resolve their share of the liability for a portion of the remediation costs. We are in continued discussions with these parties under an agreement tolling the deadlines for filing cost-recovery litigation. Our ultimate exposure at the Site will depend on clean-up costs and on the level of contribution from other parties.
In May 2008, Morton and nearly 100 other potentially responsible parties (“PRPs”) entered into an agreement to perform a Remedial Investigation and Feasibility Study for the Berry’s Creek Study Area; this study will examine risks posed by contamination in Berry’s Creek and the surrounding wetlands. Through its technical consultants, the group submitted a work plan for the study in September 2008, and is in the process of addressing agency comments. The schedule calls for field sampling beginning in the spring of 2009. The proposed schedule provides that the RI/FS will take at least four years to complete. In addition, subsequent sampling events, studies, testing, or other actions typically add several years before a final remedy is selected. Today, there is much uncertainty as to what will be required to address Berry’s Creek, but investigation and clean-up costs, as well as potential resource damage assessments, could be substantial and our share of these costs could possibly be material to the results of our operations, cash flows and consolidated financial position.
•    Paterson
We closed the former Morton plant at Paterson, New Jersey in December 2001, and are currently undertaking remediation of the site under New Jersey’s Industrial Site Recovery Act. We removed contaminated soil from the site and constructed an on-site remediation system for residual soil and groundwater contamination. Off-site investigation of contamination is ongoing. Although the former Paterson facility was located on the upper Passaic River, the Company received and responded to a request for information from the government associated with its Lower Passaic River Study Area. The request focused on chemicals that may have been used, processed, released or discharged from the manufacturing site and subsequently may have entered the Passaic River. We believe that any nexus between the Paterson operations on the upper Passaic River and the contamination in the Lower Passaic River is remote, but the government and other PRPs will continue to attempt to spread the costs of the study and clean up across more parties. To this end, the responsible parties that were sued by New Jersey authorities to force clean up of the Lower Passaic have filed third party complaint against an additional 300 parties, including Morton.
•    Martin Aaron Superfund Site
Rohm and Haas is a PRP at this Camden, New Jersey former drum recycling site. U.S. EPA Region 2 issued a Record of Decision in 2005. The project is divided into two phases: Phase I will involve soil remediation and groundwater monitoring. Phase II will address groundwater remediation and institutional controls. Rohm and Haas and other PRPs entered into a Consent Decree for performance of Phase I of the remedy. Additionally, the Consent Decree, which has been entered by the Court, resolves the claims of the U.S. EPA and the claims of the NJDEP for past costs and natural resources damages.
•    Groundwater Treatment and Monitoring
Major remediation for certain sites, such as Kramer, Whitmoyer, Woodlands, Charlie Burch and Goose Farm has been completed. We are continuing groundwater remediation and monitoring programs. Reserves for these costs have been established.
•    Manufacturing Sites
We also have accruals for enforcement and corrective action programs under environmental laws at several of our manufacturing sites. The more significant of these accruals for corrective action, in addition to those presented above, have been recorded for the following sites: Bristol, Pennsylvania; Philadelphia, Pennsylvania; Houston, Texas; Louisville, Kentucky; Moss Point, Mississippi (where operations have been terminated); Ringwood, Illinois; Apizaco, Mexico; Jacarei, Brazil; Jarrow, U.K.; Chauny and Lauterbourg, France; and Mozzanica, Italy. Colombian environmental authorizes have proposed a penalty for the Company’s Barranquilla, Colombia facility for an incident involving an overflow of wastewater. The Company is preparing its response.
Insurance Litigation
We have actively pursued lawsuits over insurance coverage for certain environmental liabilities. It is our practice to reflect environmental insurance recoveries in the results of operations for the quarter in which the litigation is resolved through settlement or other appropriate legal processes. These resolutions typically resolve coverage for both past and future environmental spending and involve the “buy back” of the policies and have been included in cost of goods sold. Litigation is pending regarding insurance coverage for certain Ringwood plant environmental lawsuits.
Self-Insurance
We maintain deductibles for general liability, business interruption and property damage to owned, leased and rented property. These deductibles could be material to our earnings, but they should not be material to our overall financial position. We carry substantial excess general liability, property and business interruption insurance above our deductibles. In addition, we meet all statutory requirements for automobile liability and workers’ compensation.
Other Litigation
In November 2006, a complaint was filed in the United States District Court for the Western District of Kentucky by individuals alleging that their persons or properties were invaded by particulate and air contaminants from the

Louisville plant. The complaint seeks class action certification alleging that there are hundreds of potential plaintiffs residing in neighborhoods within two miles of the plant. We have reached a settlement in principle of this lawsuit.
In April 2006 and thereafter, lawsuits were filed against Rohm and Haas claiming that the Company’s Ringwood, Illinois plant contaminated groundwater and air that allegedly reached properties a mile south of the plant site. Also sued was the owner of a plant site neighboring our facility. An action brought in federal court in Philadelphia, Pennsylvania seeks certification of a class comprised of the owners and residents of about 400 homes in McCullom Lake Village, seeking medical monitoring and compensation for alleged property value diminution, among other things. In addition, twenty-two lawsuits pending in the Philadelphia Court of Common Pleas claim that contamination from the plants has resulted in tumors (primarily of the brain) and in one lawsuit claims relate to cirrhosis of the liver. We are vigorously defending against these claims because, although ill plaintiffs engender sympathy, we do not believe there is any evidence of a connection between the illnesses and the plant.
Rohm and Haas, Minnesota Mining and Manufacturing Company (3M) and Hercules, Inc. have been engaged in remediation of the Woodland Sites (“Sites”), two waste disposal locations in the New Jersey Pinelands, under various NJDEP orders since the early 1990s. Remediation is complete at one site and substantially complete at the other. In February 2006, a lawsuit was filed in state court in Burlington County, New Jersey by the NJDEP and the Administrator of the New Jersey Spill Compensation Fund against these three companies and others for alleged natural resource damages relating to the Sites. In June 2008, we reached an agreement in principle with the NJDEP to settle this lawsuit by purchasing 238 acres of land for preservation purposes and paying certain legal fees and costs.
In January 2006 and thereafter, civil lawsuits were filed against Rohm and Haas and other chemical companies in U.S. federal court, alleging violation of antitrust laws in the production and sale of methyl methacrylate (“MMA”) and polymethylmethacrylates (“PMMA”). The various plaintiffs sought to represent a class of direct or indirect purchasers of MMA or PMMA in the United States from January 1, 1995 through December 31, 2003. The lawsuits referred to an investigation of certain chemical producers by the European Commission in which Rohm and Haas was not involved in any way. However, in June 2006, both the direct purchasers and the indirect purchasers filed amended complaints in which Rohm and Haas was not named as a defendant, and therefore we are no longer a party to these lawsuits. In addition, another United States complaint brought in late 2006 has been dismissed. Although we remain a defendant in a similar lawsuit filed in Canada, we believe the Canadian lawsuit is without merit as to us, and, if we are not dropped from the lawsuit, we intend to defend it vigorously.
On December 22, 2005, a federal judge in Indiana issued a decision purporting to grant a class of participants in the Rohm and Haas pension plan the right to a cost-of-living adjustment (“COLA”) as part of the retirement benefit for those who elect a lump sum benefit. The decision contravenes the plain language of the plan, which clearly and expressly excludes a discretionary COLA for participants who elect a lump sum benefit. In August 2007, the Seventh Circuit Court of Appeals affirmed the lower court’s decision that participants in the plan who elected a lump sum benefit during a class period have the right to a COLA as part of their retirement benefit. In March 2008, the Supreme Court denied our petition to hear our appeal, and the case was returned to the lower court for further proceedings. We have taken appropriate steps to modify the plan to ensure pension expense will not increase. Due to the funded status of the Rohm and Haas Pension Plan, we do not believe we will have any requirement to currently fund our plan as a result of the Seventh Circuit Court’s decision. In accordance with SFAS No. 5 “Accounting for Contingencies,” we recorded a charge in the third quarter of 2007 of $65 million ($42 million, after-tax) to recognize the estimated potential impact of this decision to our long term pension plan obligations. On February 11, 2009, a federal judge decided that the accrual date for the claims of the class is April 1, 2004. There are still a number of issues yet to be addressed by the court in the further proceedings, and were those issues to be decided against the Pension Plan, it is reasonably possible that we would need to record an additional charge of up to $25 million.
In August 2005 and thereafter, complaints were filed relating to brain cancer incidence among employees who worked at our Spring House, Pennsylvania research facility. An action filed in the Philadelphia Court of Common Pleas seeking medical monitoring was dismissed as barred by Pennsylvania Workers’ Compensation Law, as has a separate Commonwealth Court action seeking leave to proceed as a class action before the Workers’ Compensation Bureau. Seven personal injury complaints were filed in the Court of Common Pleas and, in addition, Workers’ Compensation petitions were filed regarding two of the individuals. Our ongoing epidemiological studies have not found an association between anything in the Spring House workplace and brain cancer. In March 2008, we retained the University of Minnesota to complete the epidemiology studies.
In February 2003, the United States Department of Justice and antitrust enforcement agencies in the European Union, Canada and Japan initiated investigations into possible antitrust violations in the plastics additives industry. In April 2006, we were notified that the grand jury investigation in the United States had been terminated and no further actions would be taken against any parties. In August 2006, Rohm and Haas was informed by the Canadian Competition Bureau that it was terminating its investigation having found insufficient evidence to warrant a referral to the Attorney General of Canada. In January 2007, we were advised that the European Commission has closed its impact modifier investigation. The European Commission’s heat stabilizer investigation remains open, although we have not been contacted since 2003. We previously reported that the Japanese Fair Trade Commission brought proceedings against named Japanese plastics additives producers but did not initiate action against Rohm and Haas and no further action is expected. Most of the criminal investigations initiated in February 2003 have now been terminated with no finding of any misconduct by the Company.
In civil litigation on plastics additives matters, we are a party to 13 private federal court civil antitrust actions, nine of which have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania (District Court), including one that originally had been filed in State Court in Ohio and another involving an individual direct purchaser claim that was filed in federal court in Ohio. Eight of these actions have been brought against Rohm and Haas and other producers of plastics additives products by direct purchasers of these products and seek civil damages as a result of alleged violations of the antitrust laws. The named plaintiffs in seven of these actions have sued on behalf of all similarly situated purchasers of plastics additives products. The named plaintiff in the eighth action sued in its individual capacity, and that case has been resolved. Federal law provides that persons who have been injured by violations of Federal antitrust law may recover three times their actual damages plus attorneys’ fees. In the fall of 2006, the District Court issued an order certifying six subclasses of direct purchasers premised on the types of plastics additives products that have been identified in the litigation. On April 9, 2007, the Third Circuit Court of Appeals agreed to hear an appeal from the District Court’s certification order. In January 2009, the Third Circuit granted the appeal, vacated the order certifying the class, and remanded the case to the District Court for reconsideration of certification of the class under new standards for class certification established by the Third Circuit in December 2008. As a result of the resolution of the appeal, the District Court’s stay of the consolidated direct purchaser cases is expected to be lifted. The ninth action involves an indirect purchaser class action antitrust complaint filed in the District Court in August 2005, consolidating all but one of several indirect purchaser cases that previously had been filed in various state courts, including Tennessee, Vermont, Nebraska, Arizona, Kansas and Ohio. The District Court has dismissed from the consolidated action the claims arising from the states of Nebraska, Kansas and Ohio, and allowed the claims from Arizona, Tennessee and Vermont to continue. Because of the significant effect that the decision of the Third Circuit on the appeal of class certification in the direct purchaser cases may have on the indirect purchaser class, the parties agreed to stay this case pending the outcome of the appeal. With the resolution of the appeal, the stay is expected to be lifted. During June 2008, four additional indirect purchaser class actions were filed in various federal courts on behalf of classes of indirect purchasers in Minnesota, Florida, the District of Columbia and Massachusetts. These actions have been consolidated with the ongoing litigation in the District Court in Philadelphia. The remaining state court indirect class action is pending in California and is dormant. Our internal investigation has revealed no wrongdoing. We believe these cases are without merit as to Rohm and Haas.
As a result of the bankruptcy of asbestos producers, plaintiffs’ attorneys have focused on peripheral defendants, including our company, which had asbestos on its premises. Historically, these premises cases have been dismissed or settled for minimal amounts because of the minimal likelihood of exposure at our facilities. We have reserved amounts for premises asbestos cases that we currently believe are probable and estimable.
There are also pending lawsuits filed against Morton related to employee exposure to asbestos at a manufacturing facility in Weeks Island, Louisiana with additional lawsuits expected. We expect that most of these cases will be dismissed because they are barred under workers’ compensation laws. However, cases involving asbestos-caused malignancies may not be barred under Louisiana law. Subsequent to the Morton acquisition, we commissioned medical studies to estimate possible future claims and recorded accruals based on the results.

Morton has also been sued in connection with asbestos-related matters in the former Friction Division of the former Thiokol Corporation, which merged with Morton in 1982. Settlement amounts to date have been minimal and many cases have closed with no payment. We estimate that all costs associated with future Friction Division claims, including defense costs, will be well below our insurance limits.
We are also parties to litigation arising out of the ordinary conduct of our business. Recognizing the amounts reserved for such items and the uncertainty of the ultimate outcomes, it is our opinion that the resolution of all these pending lawsuits, investigations and claims will not have a material adverse effect, individually or in the aggregate, upon our results of operations, cash flows or consolidated financial position.
Indemnifications
In connection with the divestiture of several of our operating businesses, we have agreed to retain, and/or indemnify the purchaser against, certain liabilities of the divested business, including liabilities relating to defective products sold by the business or environmental contamination arising or taxes accrued prior to the date of the sale. Our indemnification obligations with respect to these liabilities may be indefinite as to duration and may or may not be subject to a deductible, minimum claim amount or cap. As such, it is not possible for us to predict the likelihood that a claim will be made or to make a reasonable estimate of the maximum potential loss or range of loss. No company assets are held as collateral for these indemnifications and no specific liabilities have been established for such guarantees.
Note 14: Subsequent Events
Rohm and Haas entered into an Agreement and Plan of Merger with Dow on July 10, 2008. On April 1, 2009, Rohm and Haas became a wholly-owned subsidiary of Dow. In accordance with the Agreement and Plan of Merger, we recorded expense related to accelerated equity vesting and certain costs which were contingent on the consummation of the transaction on April 1, 2009.
At that time, Dow also announced it had entered into a definitive agreement to sell the stock of Morton International Inc. a wholly owned subsidiary which includes our Salt segment, to K + S Aktiengesellschaft for $1.68 billion. The transaction is expected to close in mid-2009.